Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately

Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ISSUES SHARES IN

TREASURY CAPITAL PURCHASE PROGRAM

Milwaukee, Wis.—November 14, 2008—Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced that it has issued 1,715,000 shares of its Senior Preferred Stock, Series B to the U.S. Department of the Treasury in return for $1.715 billion in cash. In addition, M&I issued a warrant to Treasury to purchase 13,815,789 shares of M&I common stock at an exercise price of $18.62 per share.

This transaction is part of Treasury’s Capital Purchase Program which is designed to infuse capital into the nation’s healthiest and strongest banks.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $63.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 52 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 32 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 24 offices in metropolitan Minneapolis/St. Paul, and one in

Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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